Exhibit 99.1
Air Lease Corporation Announces First Quarter 2022 Results
Los Angeles, California, May 5, 2022 — Air Lease Corporation (ALC) (NYSE: AL) announces financial results for the three months ended March 31, 2022.
“Industry fundamentals continue to strengthen globally – demand is expanding both for new and young used aircraft, supporting continued firming of lease rates and bolstering the value of the existing aircraft in our fleet. We benefited from this improving backdrop during the first quarter. While we wrote-off our Russia exposure, we are vigorously pursuing our insurance coverage and believe we have strong and valid claims,” said John L. Plueger, Chief Executive Officer and President.

“With the strengthening market, we are monitoring continued delivery delays from Boeing and Airbus very closely, and will adjust accordingly to take advantage of market opportunities – fostering fleet growth in 2022 and beyond. ALC is well-poised to execute successfully on our strategy as the recovery continues. We are also pleased to report that we have fully completed our $150 million common stock repurchase program,” said Steven F. Udvar-Házy, Executive Chairman of the Board.

First Quarter 2022 Results
The following table summarizes our operating results for the three months ended March 31, 2022 and 2021 (in millions, except per share amounts and percentages):

Operating Results

	Three Months Ended March 31,
	2022	2021	$ change	% change
Revenues	$596.7	$474.8	$121.9	25.7%
Operating expenses	(396.0)	(371.3)	(24.7)	6.7%
Write-off of Russian fleet	(802.4)	—	(802.4)	100.0%
(Loss)/Income before taxes	(601.7)	103.5	(705.2)	(681.4)%
Net (loss)/income attributable to common stockholders	$(479.4)	$80.2	$(559.6)	(697.8)%
Diluted (loss)/earnings per share	$(4.21)	$0.70	$(4.91)	(701.4)%
Adjusted net income before income taxes(1)	$200.9	$117.1	$83.8	71.6%
Adjusted diluted earnings per share before income taxes(1)	$1.76	$1.03	$0.73	70.9%

Key Financial Ratios

	Three Months Ended March 31,
	2022	2021
Pre-tax margin	(100.8)%	21.8%
Pre-tax return on common equity (trailing twelve months)	(3.5)%	9.9%
Adjusted pre-tax margin(1)	33.7%	24.7%
Adjusted pre-tax return on common equity (trailing twelve months)(1)	11.8%	11.0%
——————————————————————
(1) Adjusted net income before income taxes, adjusted diluted earnings per share before income taxes, adjusted pre-tax margin and adjusted pre-tax return on common equity have been adjusted to exclude the effects of certain non-cash items, one-time or non-recurring items, such as write-offs of our Russian fleet, that are not expected to continue in the future and certain other items. See note 1 under the Consolidated Statements of Income included in this earnings release for a discussion of the non-GAAP measures and a reconciliation to their most comparable GAAP financial measures.

Highlights
•For the quarter ended March 31, 2022, we recorded a write-off of our interests in our owned and managed aircraft that remain in Russia, totaling approximately $802.4 million. However, we are vigorously pursuing insurance claims to recover losses relating to these aircraft.
•Took delivery of eight aircraft from our new order pipeline, and one aircraft from the secondary market, representing approximately $490.0 million in aircraft investments. As of March 31, 2022, we had 370 aircraft in our owned fleet, with a net book value of $22.3 billion, a weighted average age of 4.5 years and a weighted average lease term remaining of 7.0 years.
•Placed 97% of our contracted orderbook positions on long-term leases for aircraft delivering through the end of 2023 and have placed 52% of our entire orderbook.
•Ended the quarter with $29.5 billion in committed minimum future rental payments consisting of $14.1 billion in contracted minimum rental payments on the aircraft in our existing fleet and $15.4 billion in minimum future rental payments related to aircraft on order.
•Issued $1.5 billion in aggregate principal amount of senior unsecured notes comprised of $750 million at a fixed rate of 2.20% due 2027 and $750 million at a fixed rate of 2.875% due 2032.
•We amended our syndicated unsecured revolving credit facility (the “Revolving Credit Facility”), increasing the total commitments to $7.0 billion across 52 financial institutions as of May 5, 2022 and extending the final maturity by one year to May 5, 2026.
•As of April 4, 2022, we completed our $150 million stock repurchase program through which we acquired approximately 3.4 million shares of our outstanding Class A common stock.
•On May 4, 2022, our board of directors declared a quarterly cash dividend of $0.185 per share on our outstanding common stock. The dividend will be paid on July 8, 2022 to holders of record of our common stock as of June 7, 2022.

Financial Overview
Our total revenues for the three months ended March 31, 2022 increased by 25.7% to $596.7 million as compared to the three months ended March 31, 2021. The increase in total revenues was primarily driven by the continued growth in our fleet, significantly lower cash basis and lease restructuring losses, and the recognition of approximately $59.6 million in security deposits and maintenance reserve income resulting from the termination of our leasing activities in Russia as required by government sanctions.

We determined that it is unlikely that we will regain possession of the aircraft that have not been returned and that remain in Russia. As a result, we recorded a write-off of our interests in our owned and managed aircraft that remain in Russia, totaling approximately $802.4 million for the three months ended March 31, 2022. Consequently, we recorded a net loss for the three months ended March 31, 2022, of $479.4 million and $4.21 per diluted share as compared to net income of $80.2 million and $0.70 per share in the prior period.

After excluding the effects of the write-off and certain other adjustments, we recorded adjusted net income before income taxes during the three months ended March 31, 2022 of $200.9 million or $1.76 per diluted share. This increased by approximately 71.6% over the prior period results of $117.1 million or $1.03 per diluted share. This was driven by the continued growth of our fleet and the increase in revenues discussed above.

Flight Equipment Portfolio
As of March 31, 2022 the net book value of our fleet decreased to $22.3 billion, compared to $22.9 billion as of December 31, 2021. The decrease is due to the write-off of the net book value of our 21 aircraft that remain in Russia, totaling approximately $791.0 million, partially offset by the delivery of eight new aircraft from our new order pipeline and one aircraft from the secondary market. As of March 31, 2022, we owned 370 aircraft in our aircraft portfolio, comprised of 268 narrowbody aircraft and 102 widebody aircraft, and we managed 87 aircraft. The 21 aircraft that remain in Russia have been removed from our owned fleet count. The weighted average fleet age and weighted average remaining lease term of our fleet as of March 31, 2022 was 4.5 years and 7.0 years, respectively. We have a globally diversified customer base of 114 airlines in 60 countries.

The following table summarizes the key portfolio metrics of our fleet as of March 31, 2022 and December 31, 2021:

	March 31, 2022		December 31, 2021
Net book value of flight equipment subject to operating lease	$22.3	billion	$22.9	billion
Weighted-average fleet age(1)	4.5 years		4.4 years
Weighted-average remaining lease term(1)	7.0 years		7.2 years

Owned fleet	370		382
Managed fleet	87		92
Aircraft on order	451		431
Total	908		905

Current fleet contracted rentals	$14.1	billion	$14.8	billion
Committed fleet rentals	$15.4	billion	$16.1	billion
Total committed rentals	$29.5	billion	$30.9	billion

(1) Weighted-average fleet age and remaining lease term calculated based on net book value of our flight equipment subject to operating lease.

The following table details the regional concentration of our flight equipment subject to operating leases:

	March 31, 2022	December 31, 2021
Region	% of Net Book Value	% of Net Book Value
Europe	30.2%	32.5%
Asia (excluding China)	27.4%	26.0%
China	13.0%	12.8%
The Middle East and Africa	10.9%	10.7%
U.S. and Canada	7.2%	7.2%
Central America, South America, and Mexico	7.2%	6.8%
Pacific, Australia, and New Zealand	4.1%	4.0%
Total	100.0%	100.0%

The following table details the composition of our flight equipment subject to operating leases by aircraft type:

	March 31, 2022		December 31, 2021
Aircraft type	Number of Aircraft	% of Total	Number of Aircraft	% of Total
Airbus A319-100	1	0.3%	1	0.3%
Airbus A320-200	28	7.5%	31	8.1%
Airbus A320-200neo	24	6.5%	23	6.0%
Airbus A321-200	24	6.5%	26	6.8%
Airbus A321-200neo	64	17.3%	69	18.1%
Airbus A330-200	13	3.4%	13	3.4%
Airbus A330-300	5	1.4%	8	2.1%
Airbus A330-900neo	10	2.7%	9	2.4%
Airbus A350-900	12	3.2%	12	3.1%
Airbus A350-1000	5	1.4%	5	1.3%
Boeing 737-700	4	1.1%	4	1.0%
Boeing 737-800	84	22.7%	88	23.0%
Boeing 737-8 MAX	30	8.1%	28	7.3%
Boeing 737-9 MAX	8	2.2%	7	1.8%
Boeing 777-200ER	1	0.3%	1	0.3%
Boeing 777-300ER	24	6.5%	24	6.3%
Boeing 787-9	26	7.0%	26	6.8%
Boeing 787-10	6	1.6%	6	1.6%
Embraer E190	1	0.3%	1	0.3%
Total	370	100.0%	382	100.0%

Debt Financing Activities
We ended the first quarter of 2022 with total debt financing, net of discounts and issuance costs, of $17.8 billion. As of March 31, 2022, 95.1% of our total debt financing was at a fixed rate and 99.2% was unsecured. As of March 31, 2022, our composite cost of funds was 2.77%. We ended the first quarter with total liquidity of $8.3 billion.

In January 2022, we issued $1.5 billion in aggregate principal amount of senior unsecured notes comprised of (i) $750 million at a fixed rate of 2.20% due 2027 and (ii) $750 million at a fixed rate of 2.875% due 2032.

We amended our Revolving Credit Facility, increasing the total commitments to $7.0 billion across 52 financial institutions as of May 5, 2022, and extending the final maturity by one year to May 5, 2026.

As of the end of the periods presented, our debt portfolio was comprised of the following components (dollars in millions):

	March 31, 2022	December 31, 2021
Unsecured
Senior notes	$17,695	$16,892
Term financings	195	167
Total unsecured debt financing	17,890	17,059
Secured
Term financings	124	127
Export credit financing	17	18
Total secured debt financing	141	145

Total debt financing	18,031	17,204
Less: Debt discounts and issuance costs	(206)	(182)
Debt financing, net of discounts and issuance costs	$17,825	$17,022
Selected interest rates and ratios:
Composite interest rate(1)	2.77%	2.79%
Composite interest rate on fixed-rate debt(1)	2.85%	2.90%
Percentage of total debt at a fixed-rate	95.1%	94.8%

(1) This rate does not include the effect of upfront fees, facility fees, undrawn fees or amortization of debt discounts and issuance costs.

Conference Call
In connection with this earnings release, Air Lease Corporation will host a conference call on May 5, 2022 at 4:30 PM Eastern Time to discuss the Company's financial results for the first quarter of 2022.
Investors can participate in the conference call by dialing (855) 308-8321 domestic or (330) 863-3465 international. The passcode for the call is 7766137.
The conference call will also be broadcast live through a link on the Investor Relations page of the Air Lease Corporation website at www.airleasecorp.com. Please visit the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the broadcast will be available on the Investor Relations page of the Air Lease Corporation website.
For your convenience, the conference call can be replayed in its entirety beginning at 7:30 PM ET on May 5, 2022 until 7:30 PM ET on May 12, 2022. If you wish to listen to the replay of this conference call, please dial (855) 859-2056 domestic or (404) 537-3406 international and enter passcode 7766137.
About Air Lease Corporation (NYSE: AL)
Air Lease Corporation is a leading aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions. ALC routinely posts information that may be important to investors in the “Investors” section of ALC's website at www.airleasecorp.com. Investors and potential investors are encouraged to consult the ALC website regularly for important information about ALC. The information contained on, or that may be accessed through, ALC's website is not incorporated by reference into, and is not a part of, this press release.

Contact

Investors:
Jason Arnold Vice President, Finance Email: investors@airleasecorp.com

Media:
Laura Woeste Senior Manager, Media and Investor Relations Email: press@airleasecorp.com

Ashley Arnold Manager, Media and Investor Relations Email: press@airleasecorp.com

Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this press release and include statements regarding, among other matters, the state of the airline industry, including the impact of Russia’s invasion of Ukraine and the impact of sanctions imposed on Russia, our access to the capital markets, the impact of lease deferrals and other accommodations, aircraft delivery delays and other factors affecting our financial condition or results of operations. Words such as “can,” “could,” “may,” “predicts,” “potential,” “will,” “projects,” “continuing,” “ongoing,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and “should,” and variations of these words and similar expressions, are used in many cases to identify these forward-looking statements. Any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors that may cause our actual results, performance or achievements, or industry results to vary materially from our future results, performance or achievements, or those of our industry, expressed or implied in such forward-looking statements. Such factors include, among others:

•    our inability to obtain additional capital on favorable terms, or at all, to acquire aircraft, service our debt obligations and refinance maturing debt obligations;
•    increases in our cost of borrowing or changes in interest rates;
•    our inability to generate sufficient returns on our aircraft investments through strategic acquisition and profitable leasing;
•    the failure of an aircraft or engine manufacturers to meet its delivery obligations to us, including or as a result of technical or other difficulties with aircraft before or after delivery;
•    the extent to which the Russian invasion of Ukraine and the impact of sanctions imposed by the United States, European Union, United Kingdom and other countries affect our business, including our efforts to pursue insurance claims to recover losses related to aircraft that remain in Russia;
•    the extent to which the COVID-19 pandemic impacts our business;
•    obsolescence of, or changes in overall demand for, our aircraft;
•    changes in the value of, and lease rates for, our aircraft, including as a result of aircraft oversupply, manufacturer production levels, our lessees’ failure to maintain our aircraft, and other factors outside of our control;
•    impaired financial condition and liquidity of our lessees, including due to lessee defaults and reorganizations, bankruptcies or similar proceedings;
•    increased competition from other aircraft lessors;
•    the failure by our lessees to adequately insure our aircraft or fulfill their contractual indemnity obligations to us;
•    increased tariffs and other restrictions on trade;
•    changes in the regulatory environment, including changes in tax laws and environmental regulations;
•    other events affecting our business or the business of our lessees and aircraft manufacturers or their suppliers that are beyond our or their control, such as the threat or realization of epidemic diseases, natural disasters, terrorist attacks, war or armed hostilities between countries or non-state actors; and
•    any additional factors discussed under “Part I — Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2021, “Part II — Item 1A. Risk Factors,” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 and other SEC filings, including future SEC filings.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations. You are therefore cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not intend and undertake no obligation to update any forward-looking information to reflect actual results or events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

###

Air Lease Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value amounts)

	March 31, 2022	December 31, 2021
	(unaudited)
Assets
Cash and cash equivalents	$1,490,765	$1,086,500
Restricted cash	21,291	21,792
Flight equipment subject to operating leases	26,552,246	27,101,808
Less accumulated depreciation	(4,267,934)	(4,202,804)
	22,284,312	22,899,004
Deposits on flight equipment purchases	1,626,874	1,508,892
Other assets	1,451,607	1,452,534
Total assets	$26,874,849	$26,968,722
Liabilities and Shareholders’ Equity
Accrued interest and other payables	$544,280	$611,757
Debt financing, net of discounts and issuance costs	17,824,725	17,022,480
Security deposits and maintenance reserves on flight equipment leases	1,120,234	1,173,831
Rentals received in advance	135,642	138,816
Deferred tax liability	880,383	1,013,270
Total liabilities	$20,505,264	$19,960,154
Shareholders’ Equity
Preferred Stock, $0.01 par value; 50,000,000 shares authorized; 10,600,000 (aggregate liquidation preference of $850,000) shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	$106	$106
Class A common stock, $0.01 par value; 500,000,000 shares authorized; 111,317,259 and 113,987,154 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	1,113	1,140
Class B non-voting common stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	—	—
Paid-in capital	3,259,105	3,399,245
Retained earnings	3,109,331	3,609,885
Accumulated other comprehensive loss	(70)	(1,808)
Total shareholders’ equity	$6,369,585	$7,008,568
Total liabilities and shareholders’ equity	$26,874,849	$26,968,722

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share, per share amounts and percentages)

	Three Months Ended March 31,
	2022	2021
	(unaudited)
Revenues
Rental of flight equipment	$566,554	$468,095
Aircraft sales, trading and other	30,107	6,732
Total revenues	596,661	474,827

Expenses
Interest	117,277	117,986
Amortization of debt discounts and issuance costs	13,198	12,025
Interest expense	130,475	130,011
Depreciation of flight equipment	235,308	208,965
Write-off of Russian fleet	802,352	—
Selling, general and administrative	32,762	26,914
Stock-based compensation	(2,523)	5,408
Total expenses	1,198,374	371,298
(Loss)/income before taxes	(601,713)	103,529
Income tax benefit/(expense)	132,720	(19,437)
Net (loss)/income	$(468,993)	$84,092
Preferred stock dividends	(10,425)	(3,844)
Net (loss)/income attributable to common stockholders	$(479,418)	$80,248

(Loss)/Earnings per share of common stock
Basic	$(4.21)	$0.70
Diluted	$(4.21)	$0.70
Weighted-average shares outstanding
Basic	113,894,867	113,958,403
Diluted	113,894,867	114,237,109

Other financial data
Pre-tax margin	(100.8)%	21.8%
Pre-tax return on common equity (trailing twelve months)	(3.5)%	9.9%
Adjusted net income before income taxes(1)	$200,889	$117,118
Adjusted diluted earnings per share before income taxes(1)	$1.76	$1.03
Adjusted pre-tax margin(1)	33.7%	24.7%
Adjusted pre-tax return on common equity (trailing twelve months)(1)	11.8%	11.0%

(1)Adjusted net income before income taxes (defined as net income attributable to common stockholders excluding the effects of certain non-cash items, one-time or non-recurring items, such as write-offs of our Russian fleet, that are not expected to continue in the future and certain other items), adjusted pre-tax margin (defined as adjusted net income before income taxes divided by total revenues), adjusted diluted earnings per share before income taxes (defined as adjusted net income before income taxes divided by the weighted average diluted common shares outstanding) and adjusted pre-tax return on common equity (defined as adjusted net income before income taxes divided by average common shareholders' equity) are measures of operating performance that are not defined by GAAP and should not be considered as an alternative to net income attributable to common stockholders, pre-tax margin, earnings per share, diluted earnings per share and pre-tax return on common equity, or any other performance measures derived in accordance with GAAP. Adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity are presented as supplemental disclosure because management believes they provide useful information on our earnings from ongoing operations.

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share, per share amounts and percentages)

Management and our board of directors use adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity to assess our consolidated financial and operating performance. Management believes these measures are helpful in evaluating the operating performance of our ongoing operations and identifying trends in our performance, because they remove the effects of certain non-cash items, one-time or non-recurring items that are not expected to continue in the future and certain other items from our operating results. Adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity, however, should not be considered in isolation or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity do not reflect our cash expenditures or changes in our cash requirements for our working capital needs. In addition, our calculation of adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity may differ from the adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity or analogous calculations of other companies in our industry, limiting their usefulness as a comparative measure.

The following table shows the reconciliation of the numerator for adjusted pre-tax margin (in thousands, except percentages):

	Three Months Ended March 31,
	2022	2021
Reconciliation of the numerator for adjusted pre-tax margin (net (loss)/income attributable to common stockholders to adjusted net income before income taxes):	(unaudited)
Net (loss)/income attributable to common stockholders	$(479,418)	$80,248
Amortization of debt discounts and issuance costs	13,198	12,025
Write-off of Russian fleet	802,352	—
Stock-based compensation	(2,523)	5,408
Provision for income taxes	(132,720)	19,437
Adjusted net income before income taxes	$200,889	$117,118

Denominator for adjusted pre-tax margin:
Total revenues	$596,661	$474,827
Adjusted pre-tax margin(a)	33.7%	24.7%

(a) Adjusted pre-tax margin is adjusted net income before income taxes divided by total revenues.

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share, per share amounts and percentages)

The following table shows the reconciliation of the numerator for adjusted diluted earnings per share before income taxes (in thousands, except share and per share amounts):

	Three Months Ended March 31,
	2022	2021
Reconciliation of the numerator for adjusted diluted earnings per share (net (loss)/income attributable to common stockholders to adjusted net income before income taxes):	(unaudited)
Net (loss)/income attributable to common stockholders	$(479,418)	$80,248
Amortization of debt discounts and issuance costs	13,198	12,025
Write-off of Russian fleet	802,352	—
Stock-based compensation	(2,523)	5,408
Provision for income taxes	(132,720)	19,437
Adjusted net income before income taxes	$200,889	$117,118

Denominator for adjusted diluted earnings per share:
Weighted-average diluted common shares outstanding	113,894,867	114,237,109
Potentially dilutive securities, whose effect would have been anti-dilutive	249,781	—
Adjusted weighted-average diluted common shares outstanding	114,144,648	114,237,109
Adjusted diluted earnings per share before income taxes(b)	$1.76	$1.03

(b) Adjusted diluted earnings per share before income taxes is adjusted net income before income taxes divided by weighted-average diluted common shares outstanding
The following table shows the reconciliation of pre-tax return on common equity to adjusted pre-tax return on common equity (in thousands, except percentages):

	Trailing Twelve Months Ended March 31,
	2022	2021
	(unaudited)
Reconciliation of the numerator for adjusted pre-tax return on common equity (net (loss)/income attributable to common stockholders to adjusted net income before income taxes):
Net (loss)/income attributable to common stockholders	$(151,507)	$447,830
Amortization of debt discounts and issuance costs	51,793	44,522
Write-off of Russian fleet	802,352	—
Stock-based compensation	18,585	18,607
Provision for income taxes	(47,773)	115,330
Adjusted net income before income taxes	$673,450	$626,289

Denominator for adjusted pre-tax return on common equity:
Common shareholders’ equity as of beginning of the period	$5,878,212	$5,486,369
Common shareholders’ equity as of end of the period	$5,519,585	$5,878,212
Average common shareholders’ equity	$5,698,899	$5,682,291

Adjusted pre-tax return on common equity(c)	11.8%	11.0%

(c) Adjusted pre-tax return on common equity is adjusted net income before income taxes divided by average common shareholders’ equity

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2022	2021
	(unaudited)
Operating Activities
Net (loss)/income	$(468,993)	$84,092
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of flight equipment	235,308	208,965
Write-off of Russian fleet	802,352	—
Stock-based compensation	(2,523)	5,408
Deferred taxes	(133,360)	18,577
Amortization of debt discounts and issuance costs	13,198	12,025
Amortization of prepaid lease costs	13,193	10,790
Gain on aircraft sales, trading and other activity	(66,791)	(99)
Changes in operating assets and liabilities:
Other assets	(74,560)	(35,323)
Accrued interest and other payables	(64,068)	(59,914)
Rentals received in advance	938	(10,231)
Net cash provided by operating activities	254,694	234,290
Investing Activities
Acquisition of flight equipment under operating lease	(395,402)	(404,379)
Payments for deposits on flight equipment purchases	(172,943)	(103,382)
Proceeds from aircraft sales, trading and other activity	750	—
Acquisition of aircraft furnishings, equipment and other assets	(52,974)	(41,923)
Net cash used in investing activities	(620,569)	(549,684)
Financing Activities
Issuance of common stock upon exercise of options	—	1,441
Cash dividends paid on Class A common stock	(21,088)	(18,216)
Common shares repurchased	(97,644)	—
Net proceeds from preferred stock issuance	—	295,449
Cash dividends paid on preferred stock	(10,425)	(3,844)
Tax withholdings on stock-based compensation	(8,095)	(7,169)
Proceeds from debt financings	1,497,615	791,645
Payments in reduction of debt financings	(708,847)	(1,157,577)
Debt issuance costs	(2,740)	(1,335)
Security deposits and maintenance reserve receipts	125,727	21,278
Security deposits and maintenance reserve disbursements	(4,864)	(11,852)
Net cash provided / (used) by financing activities	769,639	(90,180)
Net increase / (decrease) in cash	403,764	(405,574)
Cash, cash equivalents and restricted cash at beginning of period	1,108,292	1,757,767
Cash, cash equivalents and restricted cash at end of period	$1,512,056	$1,352,193
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest, including capitalized interest of $9,365 and $13,543 at March 31, 2022 and 2021, respectively	$179,026	$177,685
Cash paid for income taxes	$3,446	$1,101
Supplemental Disclosure of Noncash Activities
Buyer furnished equipment, capitalized interest and deposits on flight equipment purchases applied to acquisition of flight equipment	$85,791	$176,618
Cash dividends declared on Class A common stock, not yet paid	$21,136	$18,259